UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 13, 2010
AMSCAN HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21827	13-3911462

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

80 Grasslands Road,
Elmsford, New York	10523

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (914) 345-2020
None
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement
     As previously reported in the Company’s Form 10-Q for the quarterly period ended June 30, 2009, which was filed on August 16, 2010, the Company entered into an amended and extended ABL revolving credit facility (“the New ABL facility”) on August 13, 2010, for an aggregate principal amount of up to $325,000,000 for working capital, general corporate purposes and the issuance of letters of credit. The New ABL facility was used to refinance the Company’s then existing ABL revolver and its Party City Franchise Group (“PCFG”) revolver and term loan agreement. At closing, PCFG became a Borrower under the New ABL facility and a Restricted Subsidiary under the terms of the Company’s Term Loan Credit Agreement, its 8.75% $175,000,000 senior subordinated notes and the New ABL Facility.
     The New ABL facility provides for (a) revolving loans during the five year period ended August 12, 2015 in an aggregate principal amount at any time outstanding not to exceed $325,000,000, subject to a borrowing base described below, (b) swing-line loans in an aggregate principal amount at any time outstanding not to exceed 10% of the aggregate commitments under the facility and (c) letters of credit, in an aggregate face amount at any time outstanding not to exceed $50,000,000, to support payment obligations incurred in the ordinary course of business by the Company and its subsidiaries.
     Under the New ABL facility, the borrowing base at any time equals (a) 85% of eligible trade receivables plus (b) 85% of eligible inventory at its net orderly liquidation value and (c) 90% of eligible credit card receivables, less (d) certain reserves.
     The New ABL facility provides for two pricing options: (i) an alternate base interest rate (“ABR”) equal to the greater of (a) the prime rate (b) the federal funds rate plus 1/2 of 1% or (c) the LIBOR rate plus 1%, in each case, on the date of such borrowing or (ii) a LIBOR based interest rate determined by reference to the LIBOR cost of funds for U.S. dollar deposits for the relevant interest period adjusted for certain additional costs and, in each case, plus an applicable margin. The applicable margin ranges from 1.25% to 1.75% with respect to ABR borrowings and from 2.25% to 2.75% with respect to LIBOR borrowings.
     In addition to paying interest on outstanding principal under the ABL Credit Agreement, the Company is required to pay a commitment fee of between 0.375% and 0.50% per annum in respect of the unutilized commitments thereunder. The Company must also pay customary letter of credit fees and agency fees.
     The obligations of the Company under the New ABL facility are jointly and severally guaranteed by AAH Corporation, its parent company, and each wholly-owned domestic subsidiary of the Company. Each guarantor has secured its obligations under the guaranty by a first priority lien on its accounts receivable and inventories and a second priority lien on substantially all of its other assets.
     The New ABL facility contains negative covenants that are substantially similar to the Term Loan Credit Agreement and requires the Company to comply with certain financial covenants if its excess availability is less than 15% of the lower of the aggregate commitment or the borrowing base for three consecutive days.
     The New ABL facility also contains certain customary affirmative covenants and events of default.
     The foregoing description of the New ABL facility does not purport to be complete and is qualified in its entirety by reference to the full text of the New ABL facility and the Pledge and Security Agreement filed herewith as Exhibit 4.3 and Exhibit 4.4, respectively, and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03

Item 5.02.	Departure of a Director or Certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (d) The Board of Directors of Amscan Holdings, Inc. elected William Kussell to the Board of Directors effective October 1, 2010. The committees of the Board of Directors to which Mr. Kussell will be named have not been determined at this time. Mr. Kussell is currently an Operating Partner at Advent International, working in the North American Consumer Retail Segment. Previous to joining Advent International, he was President and Chief Brand Officer for Dunkin Donuts World Wide.
     There are no arrangements or understandings between Mr. Kussell and any other person pursuant to which he was elected as a director. Neither Mr. Kussell nor any immediate family member of Mr. Kussell has been a party to any transaction or currently proposed transaction in which the Company was or is a participant and the amount exceeds $120,000, and in which Mr. Kussell or any immediate family member had or will have a direct or indirect material interest.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits.
The following exhibits are being filed herewith:

4.3
ABL Credit Agreement dated as of August 13, 2010, by and among Amscan Holdings, Inc., AAH Holdings Corporation, the subsidiaries of Amscan Holdings, Inc., from time to time party thereto, the Lenders, Wells Fargo Retail Finance, LLC, as administrative agent and collateral agent for the Lenders, Bank of America, N.A, as syndication agent for the Lenders and RBS Business Capital, TD Bank, N.A. and SunTrust Bank, as co-documentation agents.

4.4
Pledge and Security Agreement dated as of August 13, 2010 by and among Amscan Inc., Anagram International, Inc., Am-Source, LLC, Factory Card Outlet of America Ltd., Gags and Games, Inc., PA Acquisition Corp., Party City Corporation, and Party City Franchise Group, LLC, each a Borrower and collectively, Borrowers, Amscan Holdings, Inc., AAH Holdings Corporation, the Subsidiary Parties from time to time party thereto, and Wells Fargo Retail Finance, LLC, as administrative and collateral agent for the lenders party to the Credit Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMSCAN HOLDINGS, INC. (Registrant)
By:	/s/ Michael A. Correale
	Name:	Michael A. Correale
	Title:	Chief Financial Officer

Date: October 1, 2010

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